Columbia Funds Series Trust I Annual N-SAR report for the period ending 6/30/10

Columbia High Yield Municipal Fund
Columbia Small Cap Value Fund I
 (the Funds)

77B Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust I

In planning and performing our audits of the financial statements of Columbia Small Cap Value Fund I and Columbia High Yield Municipal Fund (each a series of Columbia Funds Series Trust I and hereafter collectively referred to as the "Funds") as of and for the year ended June 30, 2010, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that
(1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities that we consider to be material weaknesses as defined above as of June 30, 2010.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
August 23, 2010


Item 77C - Matters submitted to a vote of security holders:

COLUMBIA HIGH YIELD MUNICIPAL FUND

On March 3, 2010, a special meeting of shareholders of Columbia Funds Series Trust I was held to consider the approval of several proposals listed in the proxy statement for the meeting. Proposal 1 and Proposal 2 were voted on at the March 3, 2010 meeting of shareholders and Proposal 3 was voted on at an adjourned meeting of shareholders held on March 31, 2010. The results of shareholder meeting are as follows:


Proposal 1: A proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC (formerly, RiverSource Investments, LLC)
(CMIA) was approved as follows:

VOTES FOR                       VOTES AGAINST                ABSTENTIONS                  BROKER NON-VOTES
---------                       -------------                -----------                  ----------------
605,045,946                     6,963,123                    4,021,471                    54,777,722


Proposal 2: A proposal authorizing CMIA to enter into and materially amend subadvisory agreements for the Fund in the future, with the approval of the Trust's Board of Trustees, but without obtaining additional shareholder approval, was approved as follows:

VOTES FOR                       VOTES AGAINST                ABSTENTIONS                  BROKER NON-VOTES
---------                       -------------                -----------                  ----------------
597,337,131                     14,537,701                   4,155,659                    54,777,770


Proposal 3: Each of the nominees for trustees was elected to the Trust's Board of Trustees, each to hold office until he or she dies, resigns or is removed or, if sooner, until the next meeting of shareholders called for the purpose of electing trustees and until the election and qualification of his or her successor, as follows:

TRUSTEE                         VOTES FOR                    VOTES WITHHELD               ABSTENTIONS
-------                         ---------                    --------------               -----------
John D. Collins                 30,977,072,412               859,827,038                  0
Rodman L. Drake                 30,951,179,004               885,720,446                  0
Douglas A. Hacker               30,989,793,279               847,106,171                  0
Janet Langford Kelly            30,999,020,814               837,878,636                  0
William E. Mayer                16,291,139,483               15,545,759,967               0
Charles R. Nelson               30,997,700,700               839,198,750                  0
John J. Neuhauser               30,988,095,661               848,803,789                  0
Jonathon Piel                   30,968,801,048               868,098,402                  0
Patrick J. Simpson              30,999,065,030               837,834,420                  0
Anne-Lee Verville               30,996,227,913               840,671,537                  0

COLUMBIA SMALL CAP VALUE FUND I

On March 3, 2010, a special meeting of shareholders of Columbia Funds Series Trust I was held to consider the approval of several proposals listed in the proxy statement for the meeting. Proposal 1 and Proposal 2 were voted on at the March 3, 2010 meeting of shareholders and Proposal 3 was voted on at an adjourned meeting of shareholders held on March 31, 2010. The results of shareholder meeting are as follows:


Proposal 1: A proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC (formerly, RiverSource Investments, LLC)
(CMIA) was approved as follows:

VOTES FOR                       VOTES AGAINST                ABSTENTIONS                  BROKER NON-VOTES
---------                       -------------                -----------                  ----------------
629,853,233                     10,721,744                   17,287,668                   123,534,961


Proposal 2: A proposal authorizing CMIA to enter into and materially amend subadvisory agreements for the Fund in the future, with the approval of the Trust's Board of Trustees, but without obtaining additional shareholder approval, was approved as follows:

VOTES FOR                       VOTES AGAINST                ABSTENTIONS                  BROKER NON-VOTES
---------                       -------------                -----------                  ----------------
550,577,024                     87,731,245                   19,554,000                   123,535,339


Proposal 3: Each of the nominees for trustees was elected to the Trust's Board of Trustees, each to hold office until he or she dies, resigns or is removed or, if sooner, until the next meeting of shareholders called for the purpose of electing trustees and until the election and qualification of his or her successor, as follows:

TRUSTEE                         VOTES FOR                    VOTES WITHHELD               ABSTENTIONS
-------                         ---------                    --------------               -----------
John D. Collins                 30,977,072,412               859,827,038                  0
Rodman L. Drake                 30,951,179,004               885,720,446                  0
Douglas A. Hacker               30,989,793,279               847,106,171                  0
Janet Langford Kelly            30,999,020,814               837,878,636                  0
William E. Mayer                16,291,139,483               15,545,759,967               0
Charles R. Nelson               30,997,700,700               839,198,750                  0
John J. Neuhauser               30,988,095,661               848,803,789                  0
Jonathon Piel                   30,968,801,048               868,098,402                  0
Patrick J. Simpson              30,999,065,030               837,834,420                  0
Anne-Lee Verville               30,996,227,913               840,671,537                  0

Item 77D/77Q1(b) - Policies with Respect to Securities Investments:
On April 30, 2010, a Form Type 497, accession number 0001193125-10-102135, which included supplements dated May 1, 2010 to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. These are hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplements disclosed, among other things, certain changes that were made to the entities serving as investment adviser, administrator, distributor, and transfer agent of the Fund upon the closing of the sale of a portion of the asset management business, including the business of managing the Fund, from Bank of America, N.A. to Ameriprise Financial, Inc. on April 30, 2010.

Item 77E - Legal Proceedings:

In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company (now known as RiverSource) mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8, 2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District Court for further proceedings. On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme Court
(the Supreme Court), asking the Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v. Harris Associates, which involves issues of law similar to those presented in the Gallus case. On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On June 4, 2010, the Eighth Circuit remanded the Gallus case to the District Court for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates LG.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc. (Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange Commission
(SEC) and Minnesota Department of Commerce (MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, and various Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/admin/ia-2451.pdf. Ameriprise Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the RiverSource, Seligman and Threadneedle funds' Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Funds are not currently the subject of, and that neither Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds. Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.

Item 77I/77Q1(d) - Terms of new or amended securities:

Columbia Small Cap Value Fund I

On June 23, 2010, a Form Type 497, accession number 0001193125-10-144649 was filed with SEC. The supplement disclosed, among other things, the approval of the Columbia Funds Series Trust I Board of Trustees to suspend the offering and sale of shares of Columbia Small Cap Value Fund I to new investors and new accounts as of the close of business on June 30, 2010, subject to certain limited exceptions.

Item 77Q1(e) - New or amended Registrant investment advisory contracts:

The Investment Management Services Agreement dated as of May 1, 2010 by and between Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC) and Columbia Funds Series Trust I, on behalf the Fund, is incorporated by reference to Post-Effective Amendment No. 105 to the Registration Statement of Columbia Funds Series Trust I on Form N-1A filed on May 28, 2010 (Accession
No. 0000950130-10-001116).